Exhibit A

LOCK-UP AGREEMENT

September 17, 2026

Swarmer, Inc
4515 Seton Center Pkwy, #330
Austin, TX

Ladies and Gentlemen:

The undersigned irrevocably agrees, from the date hereof until one hundred and eighty (180) days following the date hereof (such period, the “Restriction Period”), the undersigned will not, without prior written consent of Swarmer, Inc (the “Company”), offer, sell, contract to sell, hypothecate, pledge or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the undersigned or any other person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the undersigned as such terms are used in and construed under Rule 405 under the Securities Act of 1933, as amended (each such person, an “Affiliate”) or any person in privity with the undersigned or any Affiliate of the undersigned), directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to, the shares of common stock of the Company issued pursuant to the cashless exercise of that certain Stock Purchase Warrant, dated September 22, 2025, by and between the Company and Theseus Capital Partners, LLC (the “Securities”). Beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act. In order to enforce this covenant, the Company shall impose irrevocable stop-transfer instructions preventing the transfer agent of the Company from effecting any actions in violation of this letter agreement during the Restriction Period. The Company may consent to an early release from the Restriction Period if, in its sole and absolute discretion, the market for the Securities would not be adversely impacted by sales and in cases of financial emergency.

The foregoing shall not apply to:

1.	transfers of the Securities as a bona fide gift or gifts;

2.	transfers of the Securities to any immediate family member or to any trust for the direct or indirect benefit of the undersigned or the immediate family (as defined below) of the undersigned;

3.	if the undersigned is, or otherwise holds any of the Securities through, a corporation, partnership, limited liability company, trust or other business entity (1) transfers without consideration to another corporation, partnership, limited liability company, trust or other business entity that is a direct or indirect affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of the undersigned or (2) distributions of the Securities to limited partners, limited liability company members or stockholders of the undersigned;

4.	transfers of the Securities by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of the immediate family of the undersigned;

5.	transfers of the Securities by operation of law, including pursuant to a court or regulatory agency order, a settlement agreement, a qualified domestic order or in connection with a divorce settlement;

6.	in connection with the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act (a “Rule 10b5-1 Trading Plan”) for the transfer of Securities, provided that (a) such plan does not provide for the transfer of Securities during the Restriction Period, (b) no public announcement or filing under the Exchange Act shall be voluntarily made by or on behalf of the undersigned or the Company during the Restriction Period regarding the establishment of such plan, and (c) to the extent a public announcement or filing under the Exchange Act, if any, is required by or on behalf of the undersigned or the Company regarding the establishment of a Rule 10b5-1 Trading Plan during the Restriction Period, such announcement or filing shall include a statement to the effect that no transfer of Securities may be made under such Rule 10b5-1 Trading Plan during the Restriction Period;

provided however, that the transferee agrees in writing with the Company to be bound by the terms of this letter agreement and that no filing by any party under Section 16(a) of the Exchange Act shall be made voluntarily in connection with such transfer.

For purposes of this letter agreement, “immediate family” shall mean any relationship by blood, marriage, domestic partnership or adoption, not more remote than first cousin.

In addition, notwithstanding the foregoing, this letter agreement shall not restrict the delivery of shares of common stock to the undersigned upon (a) exercise of any options granted under any employee benefit plan of the Company; provided that any shares of common stock or Securities acquired in connection with any such exercise will be subject to the restrictions set forth in this letter agreement, (b) the exercise of warrants; provided that any shares of common stock or Securities acquired in connection with any such exercise will be subject to the restrictions set forth in this letter agreement, or (c) the receipt of restricted stock awards from the Company. This letter agreement shall also not restrict the disposition of shares of common stock to the Company pursuant to the terms of any such plan, arrangement or awards specified in clauses (a), (b) and (c) above to satisfy tax withholding obligations or the payment of taxes or any exercise price due with respect to the vesting of restricted stock awards or the cashless exercise or net exercise of stock options or upon termination of employment with the Company.

This letter agreement may not be amended or otherwise modified in any respect without the written consent of each of the Company and the undersigned. This letter agreement shall be construed and enforced in accordance with the laws of the State of New York without regard to the principles of conflict of laws. The undersigned hereby irrevocably submits to the exclusive jurisdiction of the United States District Court sitting in the Southern District of New York and the courts of the State of New York located in Manhattan, for the purposes of any suit, action or proceeding arising out of or relating to this letter agreement, and hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that (i) it is not personally subject to the jurisdiction of such court, (ii) the suit, action or proceeding is brought in an inconvenient forum, or (iii) the venue of the suit, action or proceeding is improper. The undersigned hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by receiving a copy thereof sent to the Company at the address in effect for notices to it and agrees that such service shall constitute good and sufficient service of process and notice thereof. The undersigned hereby waives any right to a trial by jury. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

This letter agreement shall be binding on successors and assigns of the undersigned with respect to the Securities and any such successor or assign shall enter into a similar agreement for the benefit of the Company.

This letter agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provisions hereof be enforced by, any of other person.

*** SIGNATURE PAGE FOLLOWS***

This letter agreement may be executed in two or more counterparts, all of which when taken together may be considered one and the same agreement.

/s/ Philip Wagenheim_______

Signature

Philip Wagenheim

Print Name

Director

Position in Company, if any

Address for Notice:

c/o Swarmer, Inc

4515 Seton Center Pkwy #330

Austin, TX 78759

SWARMER, INC

By: /s/ Alexander Fink

Name: Alexander Fink

Title: Chief Executive Officer (U.S.) and President

Address for Notice:

4515 Seton Center Pkwy #330

Austin, TX 78759

Attn: Alexander Fink and Jennifer DeTrani
E-mail: [***]